Exhibit 99.1
News Release
Contact: Steve Pernotto, Belk, Inc., 704-426-1890, steve_pernotto@belk.com
Belk, Inc. Reports First Quarter Operating Results
Total Sales Rise 20.2 Percent; Comp Sales Increase 2.7 Percent
CHARLOTTE, N.C., May 30, 2007 — Belk, Inc. today announced operating results for its fiscal first quarter ended May 5, 2007.
Net Sales
Net sales for the 13-week period increased 20.2 percent to $904.5 million compared to the same prior-year period. The increase was due primarily to an increase in comparable store sales and sales from Parisian stores acquired by the company, new stores opened during the past 12 months and the company’s new fine jewelry business. On a comparable store basis, sales increased 2.7 percent.
Top performing merchandise areas during the period included men’s, women’s and children’s apparel and shoes.
Net Income
Net income for the first quarter was $9.5 million compared to $19.5 million for the same prior-year period. The decrease was due primarily to acquisition integration costs and higher interest expense related to the company’s Parisian and Migerobe fine jewelry business acquisitions, and asset impairment and store closing costs. Net income excluding non-comparable items was $14.4 million compared to $19.2 million for the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Although first quarter sales were negatively affected by the shift of Easter business into March and cooler weather, sales from new stores and our new fine jewelry business helped produce gains in both total and comparable store sales for the period.
“Net income excluding non-comparable items was unfavorably impacted by acquisition-related transition costs and interest expense. The Parisian stores will be re-branded as Belk this fall, and we expect it will take approximately 18 months to complete the transition and begin realizing the synergies and benefits of the acquisitions. The performance of our legacy Belk stores remains solid and we’re making good progress on the integration initiatives. I’m optimistic about the future as we adapt our new fine jewelry business and the Parisian stores to the Belk business model.”
Store Expansion
Belk opened four new stores during the first quarter – on March 14th in Russellville, Ark., Columbia, S.C., and Flower Mound, Texas, and on April 18th in Wilmington, N.C. An additional seven new stores are scheduled to open this fall and 12 store expansions are expected to be completed.
-More-

Belk, Inc. Stock Self Tender Offer Results Announced
The company reported that a total of 472,843 shares of outstanding Class A stock and 308,641 shares of outstanding Class B common stock were tendered by 140 shareholders in response to the company’s stock buy-back offer announced on April 4, 2007 and launched on April 25, 2007. The company repurchased the tendered shares for $24.2 million. The company had offered to purchase up to 1.6 million shares of its common stock at a price of $31.00 per share.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company. It operates 280 Belk stores and 30 Parisian stores located in 17 states primarily in the Southeast. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
-More-

BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended
	May 5,	April 29,
	2007	2006
(millions)
Revenues	$904.5	$752.5
Cost of goods sold (including occupancy and buying expenses)	612.6	504.8
Selling, general and administrative expenses	254.3	207.9
Asset impairment and store closing costs	8.6	1.8
Gain on sale of property and equipment	.7	.5

Operating income	29.7	38.5
Interest expense, net	(14.6)	(9.9)
Gain on sale of investments	—	1.7

Income before income taxes	15.1	30.3
Income taxes	5.6	10.8

Net income	$9.5	$19.5

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three months ended
	May 5,	April 29,
	2007	2006
(millions)
Net income	$9.5	$19.5
Asset impairment and store closing costs, net of income tax	5.4	1.1
Gain on sale of property and equipment, net of income tax	(.5)	(.3)
Gain on sale of investments, net of income tax	—	(1.1)

Net income excluding non-comparable items	$14.4	$19.2